Exhibit (h)(16)

FORM OF

AMENDMENT

DATED FEBRUARY 1, 2026 TO

AMENDED AND RESTATED

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for MassMutual Premier Funds

WHEREAS, MassMutual Premier Funds (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Amended and Restated Administrative and Shareholder Services Agreement dated as of April 1, 2014 (the “Agreement”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreement as follows, pursuant to Article V, Section C:

The following hereby replaces, in its entirety, Exhibit B:

EXHIBIT B

COMPENSATION

	Class I	Class R5	Service Class	Administrative Class	Class R4	Class A	Class R3	Class Y	Class L	Class C	Class M1	Class M2
MassMutual Global Fund	None	0.10%	0.20%	0.30%	0.20%	0.25%	0.20%	0.10%	N/A	N/A	N/A	N/A
MassMutual Small Cap Opportunities Fund	None	0.10%	0.20%	0.30%	0.20%	0.25%	0.20%	0.10%	N/A	N/A	N/A	N/A
MML Barings Core Bond Fund	None	0.10%	0.20%	0.30%	0.20%	0.25%	0.20%	0.10%	N/A	N/A	None	None
MML Barings Diversified Bond Fund	None	0.10%	0.20%	0.30%	0.20%	0.25%	0.20%	0.10%	N/A	N/A	None	None
MML Barings High Yield Fund	None	0.10%	0.20%	0.30%	0.20%	0.25%	0.20%	0.05%	N/A	None	None	None
MML Barings Inflation-Protected and Income Fund	None	0.10%	0.20%	0.30%	0.20%	0.25%	0.20%	0.10%	N/A	N/A	None	None
MML Barings Short-Duration Bond Fund	None	0.10%	0.20%	0.30%	0.20%	0.25%	0.20%	0.10%	0.05%	0.05%	None	None

IN WITNESS WHEREOF, the parties hereto have caused this Administrative and Shareholder Services Agreement to be executed as of the day and year first above written.

MASSMUTUAL PREMIER FUNDS
on behalf of its series identified on Exhibit B hereto, as the same may from time to time be amended

By:
Renée Hitchcock
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:
Douglas Steele
President